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                                                                    Exhibit 4(b)

                CERTIFICATE OF RETIREMENT OF CERTAIN SHARES OF
                SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                      OF

                                AMR CORPORATION


                    Pursuant to Section 243 of the General
                   Corporation Law of the State of Delaware


     We, Anne H. McNamara, Senior Vice President and General Counsel, and Charles D. MarLett, Corporate Secretary, of AMR Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 243 thereof, DO HEREBY CERTIFY:

     FIRST: That 2,040,738 shares (the "Retired Shares") of Series A Cumulative Convertible Preferred Stock ("Series A Convertible Preferred Stock") have been reacquired by the Corporation and that, pursuant to the Certificate of Designation filed with the Secretary of State of the State of Delaware on February 3, 1993, the Retired Shares have been retired as such series and have the status of authorized but unissued shares of the Corporation's capital stock.

     SECOND: That the Certificate of Designation provides that the Retired Shares may be reissued as the Corporation's preferred stock but prohibits reissuance of the Retired Shares as part of the Series A Convertible Preferred Stock.

     THIRD: This Certificate shall be effective upon its filing with the Secretary of State of the State of Delaware in accordance with Section 103 of the General Corporation Law of the State of Delaware.
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     IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury, this 11th day of January, 1995.

[Seal]

                                     /s/ Anne H. McNamara
                                     --------------------------
                                     Anne H. McNamara
                                     Senior Vice President and
                                     General Counsel

ATTEST:



/s/ Charles D. MarLett
- -----------------------
Charles D. MarLett
Corporate Secretary

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